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                                                                   EXHIBIT 2.2

                                AGREEMENT OF SALE


    This AGREEMENT OF SALE is made and entered into this 14th day of October, 1997, by and between R.D. LAMMY, R.D. LAMMY, II AND DEBORAH L. CAMPBELL (the "Sellers"), whose address is c/o R.D. Lammy, II, G-3275 West Pasadena Avenue Flint, Michigan 48504-2386 and MT. MORRIS MHC L.L.C., a Michigan limited liability company (the "Purchaser"), a Michigan limited liability company, whose address is 2328 Livernois, Suite B, Troy Michigan 48083.

                                R E C I T A L S:

    A. Sellers are the owners of 100% of the ownership interests in WHITE OAK ESTATES HOLDINGS L.L.C. ("Investment LLC"), a Michigan limited liability company (the "Interests"), and Investment LLC is the owner of 100% of the ownership interests in White Oaks Estates, L.L.C. ("Project LLC").

    B. Project LLC is the owner of certain parcels of real property (the
"Land") located in Mt. Morris, Genesee County, Michigan, consisting of approximately 40 acres of land, containing at the time of preparation of this Agreement 376 licensed manufactured home sites of which 374 have pads and utilities installed and are currently usable; there are 13 additional sites for which construction of improvements, pads and utilities have been completed and for which licensure has been applied for (collectively, "Developed Sites"); there are 363 sites reflected on the Project's rent roll as being occupied by tenants; and land sufficient for approximately 75 additional manufactured home sites ("Unbuilt Sites"), commonly known as White Oak Estates, as more fully described in Exhibit "A" attached hereto and made a part hereof, together with the buildings, structures, improvements and manufactured home sites on, above or below the Land, and all fixtures attached to, a part of or used in connection with the improvements, structures, buildings and manufactured home sites, and the parking, facilities, walkways, ramps and other appurtenances relating to the Land, excluding any and all manufactured or mobile homes (collectively the "Improvements"). The portion of the Land consisting of the Unbuilt Sites consists of three phases ("Phase 1", "Phase 2", and "Phase 3") as follows: (i) Phase I contains 28 Unbuilt Sites located on the portion of the Land described in Exhibit B-1 ("Phase 1 Land" and "Phase 1 Unbuilt Sites") and located as set forth on the site plan for the Phase I which is Exhibit C-1 hereto ("Phase 1 Site Plan"), (ii) Phase 2 contains 23 Unbuilt Sites located on the portion of the Land described in Exhibit B-2 ("Phase 2 Land" and "Phase 2 Unbuilt Sites") and are located as set forth on the site plan for the Phase 2 which is Exhibit C-2 hereto ("Phase 2 Site Plan"), and (iii) Phase 3 contains 24 Unbuilt Sites located on the portion of the Land described in Exhibit B-3 ("Phase 3 Land" and "Phase 3 Unbuilt Sites") and are located as set forth on the site plan for the Phase 3 which is Exhibit C-3 hereto ("Phase 3 Site Plan").

    C. Project LLC is the owner of all machinery, equipment, goods, vehicles, and other personal property (collectively the "Personal Property") described in Exhibit "D" attached hereto and made a part hereof, which is located at or useable in connection with the ownership or operation of the Land and Improvements.

    D. The Land, the Improvements, and the Personal Property, together with all of Project LLC's right, title and interest in and to all licenses, permits and franchises issued with respect to the use, occupancy, maintenance or operation of the Land and Improvements, all right, title and interest, if any, of Project LLC in and to any land lying in the bed of any street, road or avenue,

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open or proposed, in front of or adjoining the Land to the center line thereof, all easements appurtenant to the Land, including, but not limited to, privileges or rights of way over adjoining premises inuring to the benefit of the Land, or the fee owner thereof, and all rights of use, air, mineral and subsurface rights, servitudes, licenses, tenements, hereditaments and appurtenances now or hereafter belonging to the foregoing, but excluding therefrom any interest in any adjoining land owned by Sellers, Project LLC or their affiliates (hereinafter sometimes collectively referred to as the "Project").

    E. Sellers desires to sell the Interests to Purchaser, and Purchaser desires to purchase the Interests from Sellers, all upon the terms and subject to the conditions hereinafter set forth.

    NOW, THEREFORE, for and in consideration of the premises, and the mutual promises hereinafter set forth, and the purchase monies to be paid by Purchaser to Sellers, IT IS HEREBY AGREED:

    1. AGREEMENT TO SELL.

    1.1 Sellers hereby agrees to sell the Interests to Purchaser, and Purchaser hereby agrees to purchase the Interests from Seller, in accordance with the terms and subject to the conditions hereinafter set forth.

    2. PURCHASE PRICE AND PAYMENT THEREOF.

    2.1 The aggregate purchase price (the "Purchase Price") for the Interests if all Unbuilt Sites are completed pursuant to the requirements of Section 3 below is the sum of Nine Million Four Hundred Seventy One Thousand Five Hundred Seventy Five Dollars ($9,471,575.00) ("Maximum Purchase Price"). The Maximum Purchase Price includes the Fixed Purchase Price set forth in Subsection 2.1(a) below, and the Conditional Purchase Price set forth in Subsection 2.1(b) below.

         (a) The Fixed Purchase Price (adjusted as provided in this Agreement) is an amount equal to the sum of $7,821,450.00. The Fixed Purchase Price, as adjusted, less the amount of the Road Escrow which will be deposited with Escrow Agent pursuant to Section 3 below and the Road Escrow Agreement, is payable by wire transfer of immediately available funds to Seller's designated financial institution on the Closing Date (as herein defined).

         (b) The Conditional Purchase Price is payable upon satisfaction of the requirements of Section 3 below and pursuant to the terms of the Expansion Completion Agreement (as defined below) as follows: $589,540 on September 15, 1998, $507,265 on September 15, 1999, and $553,320 on September 15,
    2000, without interest. The Conditional Purchase Price shall be secured by a letter of credit which shall be in form and content reasonably acceptable to Sellers and Purchaser.

         (c) Notwithstanding the foregoing provisions of this Section 2.1, in the event the number of Unbuilt Sites completed in Phases 1, 2 and 3 are more or less than 28, 23 and 24, respectively, the amounts payable pursuant to Section 2.1(b) above will be adjusted upwards or downwards, as applicable, by $21,055 per site in Phase 1, $22,055 per site in Phase 2, and $23,055 per site in Phase 3.

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    3. SELLER'S CONTINUING OBLIGATIONS.

    3.1 The Sellers shall complete development and construction of Phases 1, 2 and 3 of the Project and the Unbuilt Sites, according to the Phase 1, 2 and 3 Site Plans and the plans and specifications for each Phase identified in Exhibit C-4 attached hereto ("Expansion Plans"), pursuant to the Expansion Completion Agreement satisfactory in form and content to Purchaser and Sellers. Sellers shall proceed in good faith and due diligence to complete such development and construction so that (a) Phase 1 and all of the Phase I Unbuilt Sites are completed and available for the installation of mobile homes and lease to tenants by August 1, 1998, (b) Phase 2 and all of the Phase 2 Unbuilt Sites are completed and available for the installation of mobile homes and lease to tenants by August 1, 1999, and (c) Phase 3 and all of the Phase 3 Unbuilt Sites are completed and available for the installation of mobile homes and lease to tenants by August 1, 2000, subject only to Project LLC obtaining final permission to occupy such sites pursuant to license; provided, however, that Sellers shall complete the Unbuilt Sites so as to satisfy all applicable requirements pertaining to the development and construction of the Unbuilt Sites so that Project LLC can obtain such license. Purchaser agrees to cooperate with Sellers in Sellers' efforts to complete the development and construction of Phases 1, 2 and 3 and the Unbuilt Sites. The entire cost to develop and construct the Unbuilt Sites shall be paid by Sellers, including, without limitation, any permits, utility connection and other costs related to construction, but excluding, without limitation, property taxes and special assessments.

    3.2 The parties acknowledge that the existing roadways in the Project (together with the Project storm drains) as identified in Exhibit E must be reconstructed ("Road Reconstruction"). Sellers shall have the obligation to undertake and complete such road reconstruction and storm drain upgrade in accordance with the requirements set forth in Exhibit F and plans and specifications identified in Exhibit C-5 attached hereto ("Road Plans"). The entire cost to complete the Road Reconstruction shall be paid by Sellers. Sellers agree to proceed with due diligence and use its best efforts to complete the road reconstruction as soon as practical after the date hereof, and in no event later than July 31, 1998. To assure Sellers' performance of the terms of this Section 3.2, on the Closing Date, Sellers shall deposit in escrow with the Title Company the sum of $800,000 multiplied by the percentage of the Road Reconstruction uncompleted on the Closing Date, as certified by SSOE Engineering, Inc., pursuant to an escrow agreement ("Road Escrow Agreement") satisfactory in form and content to Purchaser and Sellers, that provides that the escrow funds shall be held by Title Company to be disbursed on the terms set forth in such escrow agreement.

    3.3 In order to assure to Purchaser the value of the Interests and goodwill being purchased hereunder, each of Sellers ("Restricted Parties") agree that, for a period of three years after the Closing Date, Restricted Parties will not engage in the development, ownership or operation of any manufactured housing or mobile home community located within 25 miles of the Project, whether such operation involves the lease or sale of sites or lots therein, and whether such development, ownership or operation is direct or is indirect, through one or more entities, contractual relationships or familial relationships, and whether such development, ownership or operation is as owner, principal, agent, partner, shareholder, officer, director, member, trustee, beneficiary, employer, employee, consultant, manager, lessor, lessee or otherwise. Sellers recognize that irreparable harm will result to Purchaser in the event of the violation of any of the covenants contained in this Section 3.3, and agrees that in the event of any such violation, the Purchaser shall be entitled, in addition to its other legal and equitable remedies and damages, to temporary and permanent injunctive relief to restrain the Restricted Parties from committing any such violations. For purposes of this Section 3.3, the term "development" shall not include the


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supplying of building and other materials to mobile home communities. The provisions of this Section 3.3 shall survive the Closing.

    4. PERMITTED EXCEPTIONS.

    4.1 At Closing, the Project LLC's right, title and interest in the Project shall be subject only to the following matters (the "Permitted Exceptions"):

         (a) Those liens, encumbrances, easements and other matters set forth on Schedule B-2 of the Commitment to be delivered pursuant to Section 4.1 hereof which the Purchaser does not designate as Title Defects pursuant to
    Section 5.1 hereof;

         (b) The rights of parties in occupancy of all or any portion of the Land and Improvements under leases, subleases or other written agreements, to the extent set forth and described in the current Rent Roll (the "Rent Roll") attached hereto as Exhibit "H", as the same shall be updated to the Closing Date; and

         (c) All presently existing and future liens for unpaid real estate taxes, assessments for public improvements installed after the Closing Date, and water and sewer charges and rents, subject to adjustment thereof as hereinafter provided.

    5. EVIDENCE OF TITLE; SURVEY; LIEN SEARCHES.

    5.1 Within ten (10) days after the date hereof, Sellers shall furnish Purchaser with a commitment (the "Commitment") for an A.L.T.A. Form B Owner's Policy of Title Insurance, without standard exceptions, issued by a nationally recognized title insurance company reasonably acceptable to Purchaser (the "Title Company"), along with copies of all instruments described in Schedule B of the Commitment, in the amount of the Purchase Price for the Interests, and showing marketable and insurable title to the Project in Project LLC subject only to: (a) the Permitted Exceptions; and (b) such other title exceptions pertaining to liens or encumbrances of a definite or ascertainable amount which may be removed by the payment of money at the Closing, and which Project LLC has the right to remove and Sellers shall cause Project LLC to have removed at or prior to Closing (the "Removable Liens"). At Closing, the Sellers shall cause to be provided to Project LLC, at Sellers' expense, a policy of title insurance issued pursuant to the Commitment, insuring Project LLC as owner of the Project, without the "standard exceptions" and containing, at Purchaser's expense, such additional endorsements as Purchaser shall reasonably request.

    5.2 Within ten (10) days after the date hereof, Sellers shall furnish Purchaser with a current ALTA "as built" survey (the "Survey") of the Project prepared by SSOE Engineering, Inc. or such other licensed surveyor or engineer approved by Purchaser, certified to Project LLC, the Purchaser, the Title Company, and any other parties designated by Purchaser, using the form attached as Exhibit "G" hereto. The Survey shall show the legal description of the Land, the total acreage of each parcel comprising the Land, all structures and improvements located thereon, all boundaries, courses and dimensions, set-back lines, easements and rights of way (including any recording references), the location of all highways, streets and roads upon or adjacent to the Land, and the location of all utility lines and connections with such utility lines. The Survey shall be sufficient for removal of the standard survey exception from the policy of title insurance to be issued pursuant to the Commitment and shall not reveal any of the following: (i) encroachments on the Project or any portion thereof from any adjacent property, (ii) the encroachment of the Project,

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or any portion thereof, on any adjacent property, or (iii) any violation by any portion of the Project of any recorded building liens, restrictive covenants or easements affecting the Project.

    5.3 Prior to the Closing Date, Purchaser shall obtain Uniform Commercial Code financing statement and tax lien searches with respect to the Sellers, Investment LLC and Project LLC, from the State of Michigan, their County of residence or principal place of business (as applicable) (collectively, "UCC Search") showing no security interests, pledges, liens, claims or encumbrances in or affecting the Interests, Investment LLC, Project LLC or the Project, including the Personal Property, except for security interests of a definite or ascertainable amount which may be removed by the payment of money at Closing and which the Sellers, Investment LLC or Project LLC, as applicable, has a right to, and does remove at Closing.

    6. TITLE OBJECTIONS.

    6.1 If the Commitment, Survey or UCC Search discloses exceptions encumbering Investment LLC, Project LLC, the Project or the Interests which are not reasonably acceptable to Purchaser other than the Removable Liens, Purchaser shall notify Sellers in writing of its objections to such exceptions (the "Title Defects"), and Sellers agree to use their best efforts to cure or to cause Investment LLC or Project LLC to cure any such Title Defects. If Purchaser so objects to any exception disclosed on the Commitment, Survey or UCC Search, such exception shall not be treated as a Permitted Exception hereunder. If Sellers fail to have the Title Defects deleted from the Commitment, Survey, or UCC filings, as the case may be, or discharged within thirty (30) days after receipt of notice from Purchaser (or such longer time period designated by Purchaser and the date of Closing shall be extended by such thirty (30) day (or longer) period) or to remove the Removable Liens at or prior to Closing as required herein, Purchaser may: (a) terminate this Agreement by delivery of written notice to Sellers, whereupon the Deposit, as herein defined, shall be returned immediately to Purchaser, and neither Sellers nor Purchaser shall have any further duties or obligations under this Agreement; (b) elect to accept title to the Project as it then is; or (c) extend for up to ninety (90) days the period for Sellers to cure such Title Defects, and if such Title Defects are not deleted during the extended period, Purchaser may then exercise its rights under subparagraphs (a) or (b) above. If Sellers cause such Title Defects to be deleted from the Commitment, the Closing shall be held within ten (10) days after delivery of the revised Commitment, Survey or UCC Search or on the Closing Date specified in Section 18 hereof, whichever is later.

    7. INFORMATION AND ACCESS TO PROJECT.

    7.1 Immediately upon the complete execution hereof, Sellers shall cause the Project LLC to deliver to Purchaser, or make available at the office of the Project, and thereafter Purchaser shall have access to, the following:

         (a) Copies of all leases, subleases, occupancy and tenancy agreements, and written commitments to lease currently in effect and covering any portion of the Project (the "Tenant Leases"); all collection and credit reports pertaining to the Tenant Leases; the monthly management and operating reports customarily prepared by or on behalf of Project LLC for the last twelve (12) calendar months; and the Project's operating budget for the current year;

         (b) Copies of all equipment leases, service, utility, supply, maintenance, concession and employment contracts, agreements, and other continuing contractual

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    obligations (collectively the "Project Contracts") affecting the ownership or operation of the Project;

         (c) Annual statements of the results of the operation of the Project for each of the last three (3) full calendar years, and copies of federal tax returns for Project LLC covering Project LLC's last three (3) fiscal years;

         (d) Architectural drawings, plans and specifications and site plans for the Project, to the extent available;

         (e) Copies of all written notices of any zoning, safety, building, fire, environmental, health code or other violation relating to the Project and not cured prior to the date hereof;

         (f) All plans, contracts, permits or other written information pertaining to the Roadway Reconstruction and the development and construction of Phases 1, 2 and 3 and the Unbuilt Sites; and

         (g) All other financial data, operating data, contracts, leases, instruments, invoices and other writings relating to the Project which Purchaser may reasonably request, including, without limitation, tax bills and correspondence with the tax assessor, rent rolls for the past two years, information concerning capital improvements installed by Project LLC, information concerning historical rent increases imposed by Project LLC, a list of recurring services not furnished to the Project through the Project Contracts, information concerning any pending or threatened litigation, utility bills for the past two (2) years, insurance policies and information regarding insurance claims, certificates of occupancy, existing environmental reports, appraisals and market studies, and the organizational documents of the Project's homeowners association, if organized, and any agreements between Project LLC and such homeowners association.

    7.2 At all reasonable times from and after the date hereof and subject to the rights of tenants, Sellers shall cause Project LLC to afford Purchaser and its representatives full and free access to the Project, including, but not limited to, the right to conduct environmental, soil, engineering and other tests and to inspect the mechanical, plumbing and utility systems located at the Project, together with all other aspects of the Project; provided, however, if Purchaser or its representatives enter upon the Project pursuant to the terms hereof, Purchaser agrees to indemnify and hold Sellers and Project LLC harmless from all damage caused to any person or the Project as a result of such entry and the acts or omissions of Purchaser or its representatives.

    7.3 Purchaser shall have the right, at its expense, to cause its accountant to prepare audited financial statements of Project LLC (or its predecessor) as to the operations at the Project for the calendar years ended December 31, 1994, December 31, 1995 and December 31, 1996, and for the period from January 1, 1997 through the calendar month preceding the Closing Date, and Sellers shall cause Project LLC (or its predecessor, if applicable) to reasonably cooperate and assist it all respects with the preparation of the audited financial statements. Sellers shall cause Project LLC (or its predecessor, if applicable) to furnish to Purchaser and its accountants all financial and other information in its possession or control to enable such accountants to prepare audited financial statements in respect of the Project in conformity with Regulation S-X promulgated by the Securities and Exchange Commission ("SEC") and any registration statement, report or disclosure statement filed with, and any rule issued by, the SEC. Sellers shall also cause Project LLC (or its

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predecessor, if applicable) on or before the Closing Date to provide a signed representation letter as prescribed by generally accepted auditing standards as promulgated by the Auditing Standards Divisions of the American Institute of Public Accountants which representation letter is required to enable an independent public accountant to render an opinion on such financial statements. Purchaser shall reimburse Sellers for the reasonable expenses of their accountants in assisting Sellers in connection with the foregoing.

    8. ADJUSTMENTS AND PRORATIONS.

    8.1 The following adjustments and prorations shall be made at the Closing between Sellers, Project LLC and Purchaser computed to, but not including, the Closing Date.

         (a) Real estate taxes and personal property taxes which are a lien upon or levied against any portion of the Project on or prior to the Closing Date, and all special assessments levied on any portion of the Project prior to the Closing Date, shall be paid by Project LLC. The parties acknowledge that property taxes billed as of July 1, 1997 are for the period July 1, 1997 through June 30, 1998, and that property taxes billed on December 15, 1996 are for the period December 15, 1996 through December 14, 1997, thus real estate taxes and personal property taxes levied against any portion of the Project shall be prorated and adjusted between the parties accordingly.

         (b) The amount of all unpaid water and other utility bills, and all other expenses incurred with respect to the Project and Project LLC, and relating to the period prior to the Closing Date, shall be paid by Project LLC on or prior to the Closing Date or, if not paid, an amount equal to such unpaid expenses shall be reserved in cash within Project LLC as of the Closing Date, unless, in either case, the same are the direct responsibility of any Tenant.

         (c) Charges under Project Contracts shall be paid by Project LLC and all charges due under Project Contracts terminated pursuant to Section 11.2 shall be paid by Project LLC on or prior to the Closing Date, or, if not paid, the amount due shall be reserved in cash within Project LLC as of the Closing Date.

         (d) All rental and other revenues collected by Project LLC up to the Closing Date which are allocable to the period prior to the Closing Date shall be disbursed to the Sellers by Project LLC as provided in Section 8.2. To the extent Project LLC collects, within one hundred twenty (120) days after the Closing, any rental or revenues allocable to the period prior to the Closing Date, Project LLC shall pay the same to the Sellers; provided, however, Project LLC is assuming no obligation whatsoever for the collection of such rentals or revenues and all rentals and revenues collected subsequent to the Closing Date shall always, in the first instance, be applied to the most current rentals and revenues, if any, then due under the Tenant Leases or otherwise. Project LLC shall have no obligation to remit to the Sellers any such delinquent rents collected later than one hundred twenty (120) days after the Closing.

         (e) An amount equal to all security and other deposits described in the Rent Roll, together with any interest accrued thereon (to the extent applicable law requires interest to be paid by the holder of such deposits) shall be reserved in cash within Project LLC as of the Closing Date.

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         (f) An amount equal to all expenses (the "Prepaid Expenses") of the
    Project which have been paid in advance of and from which Project LLC will benefit after the Closing Date shall be disbursed to the Sellers by Project LLC as provided in Section 8.2 below.

         (g) Any contracts or agreements of Project LLC with any other party in connection with Road Reconstruction or development and construction of the Unbuilt Sites and Phases 1, 2 and 3 shall be assumed by Sellers, and Sellers shall use their best efforts to obtain a release from liability of Project LLC under such contracts.

         (h) All compensation, fringe benefits and other amounts due Project LLC's employees for the period prior to the Closing, whether as hourly pay, salaries, overtime, bonus, vacation or sick pay, severance pay, pensions or otherwise, and all amounts due for the payment of employment taxes with respect thereto, shall be paid by Project LLC on or prior to the Closing Date, or, if not paid, an amount equal to such entire unpaid liability shall be reserved in cash within Project LLC as of the Closing Date.

         (i) All costs and expenses incurred by Project LLC prior to the Closing, or the Sellers in connection with the transactions contemplated herein, including, without limitation, attorney and other professional fees and the costs and expenses payable by Project LLC, Investment LLC or the Sellers hereunder shall be paid by the Sellers and shall not be charged to, or the responsibility of, Project LLC or Investment LLC, or, if not paid, an amount equal to such unpaid expenses shall be reserved in cash within Project LLC or Investment LLC as of the Closing Date. All amounts due any lender in respect of any mortgage encumbering the Project shall be paid by Project LLC on or prior to the Closing Date. All federal income tax and Michigan Single Business Tax liability for the period to, through and including the Closing shall be paid by Sellers pursuant to Section 8.4.

    8.2 On the Closing Date, immediately prior to the Closing, the Sellers shall certify to Project LLC and the Purchaser a list of all known liabilities of Project LLC and Investment LLC and the amounts for which cash must be reserved within Project LLC or Investment LLC pursuant to Section 8.1 (the "Reserved Liabilities") and that the Reserved Liabilities constitute the only known liabilities of Project LLC and Investment LLC as of the Closing Date. On the Closing Date if (i) all of the cash and cash equivalent assets held by Project LLC as of the Closing Date, after deduction for any costs and expenses payable by Project LLC hereunder, plus the Sellers' share of all Prepaid Expenses as provided in Section 7.1(f), exceed (ii) one hundred percent (100%) of the Reserved Liabilities (the "Reserved Amount"), the Sellers shall be entitled to a distribution from Project LLC in an amount equal to such excess. If the amount described in clause (i) of the preceding sentence is less than the amount described in clause (ii) thereof, the Sellers shall contribute the deficiency to Project LLC. If the amount actually paid by Project LLC to satisfy the Reserved Liabilities, any other obligations of the Sellers hereunder and any other amounts which may become due Project LLC, the Purchaser pursuant to Section 17.2 hereof is less than the Reserved Amount (the "Excess Reserve"), Project LLC shall distribute the Excess Reserve to the Purchaser within thirty (30) days of determination thereof, and the Purchaser shall make a special distribution of the Excess Reserve to the Sellers in proportion to their respective percentage interests in Project LLC.

    8.3 Sellers acknowledge that the sale of the Interests will cause a termination of Investment LLC and Project LLC for federal income tax and Michigan Single Business Tax purposes. Sellers shall cause Project LLC and Investment LLC to timely file final tax returns for

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the applicable period through and including the Closing, and Purchaser shall cooperate and execute such returns on behalf of Project LLC and Investment LLC for such period. Sellers represent, covenant and warrant that such tax returns shall be complete and correct in all respects and Sellers shall pay all taxes, interest and penalties due from Investment LLC and Project LLC in respect of such period.

    9. REPRESENTATIONS AND WARRANTIES.

    9.1 The Sellers jointly and severally represent and warrant to the Purchaser as of the date hereof, and as of the Closing Date, the following with the understanding that each of the representations and warranties are material and have been relied on by the Purchaser in connection herewith.

         (a) To Sellers' best knowledge, true, correct and complete copies of the Tenant Leases, including all amendments and documents relating thereto, have been or will be delivered to Purchaser pursuant to Section 7.1(a) hereof; the Rent Roll attached hereto as Exhibit "H", as updated to the Closing Date, is and will be an accurate and complete rent roll describing each of the Tenant Leases, including the name of the tenant, the home site occupied by the tenant, the lease term, monthly rent, delinquencies in rent, deposits paid and any prepaid rent or credits due any tenant; except as set forth in the Rent Roll, each Tenant Lease is in full force and effect and not in default and no events have occurred which, with notice or the passage of time, or both, would constitute such a default; the lessor has performed all of its material obligations under each Tenant Lease; and the Tenant Leases have not been modified unless expressly described in the Rent Roll.

         (b) To Sellers' knowledge, the Project complies with applicable laws, ordinances, codes, rules and regulations. Subject to obtaining building and other required permits, the development of the Phase I Land, Phase 2 Land, and Phase 3 Land, the construction of the Unbuilt Sites thereon, and the lease of such sites to tenants and the placement of manufactured homes on such sites is permitted under applicable zoning laws, ordinances, codes and rules. Except as otherwise disclosed in Exhibit "I" attached hereto, Sellers and Project LLC have not received any notices of, and Sellers and Project LLC have no knowledge of any existing facts or conditions which may result in the issuance of, any violations of any building, zoning, safety, fire, environmental, health or other codes, laws, ordinances or regulations with respect to the Project, the appurtenances thereto or the maintenance, repair or operation thereof.

         (c) Except as otherwise disclosed in Exhibit "J" attached hereto, Sellers and Project LLC have not received notice of and have no knowledge of any existing, pending or threatened litigation or condemnation proceedings or other court, administrative or extra judicial proceedings with respect to or affecting the Project or any part thereof.

         (d) Except as otherwise disclosed in Exhibit "K" attached hereto, Sellers and Project LLC have no knowledge of any assessments, charges, paybacks, or obligations requiring payment of any nature or description against the Project which remain unpaid, including, but not limited to, those for sewer, water or other utility lines or mains, sidewalks, streets or curbs. Sellers and Project LLC have no knowledge of any public improvements having been ordered, threatened, announced or contemplated with respect to the Project which have not heretofore been completed, assessed and paid for.

         (e) To Sellers' best knowledge, true and complete of all Project Contracts and all amendments thereto have been delivered to Purchaser pursuant to Section 7.1 above; all Project Contracts are in full force and effect and not in default; all Project Contracts are listed in Exhibit "L" attached hereto; and except as described in Exhibit "L", there are no Project Contracts in force with respect to the Project which are not subject to cancellation upon not more than thirty (30) days notice without premium or penalty.

         (f) Exhibit "M" attached hereto lists all insurance currently maintained for or with respect to the Project, including types of coverage, policy numbers, insurers, premiums, deductibles and limits of coverage.

         (g) Intentionally deleted.

         (h) Neither this Agreement nor the performance of Sellers' obligations hereunder, including, without limitation, the conveyance of the Interests as herein contemplated, violates or will violate (i) Project LLC's governing documents and agreements, (ii) any contract, agreement or instrument to which any Sellers or Project LLC is a party or bound or which affects the Project or the Interests, or (iii) any applicable law, regulation, ordinance, order or decree.

         (i) Project LLC has not contracted for the furnishing of labor or materials to the Project which will not be paid for in full prior to the Closing Date or has not been assumed by Sellers pursuant to Section 8.1(g), and if any claim is made by any party for the payment of any amount due for the furnishing of labor and/or materials to the Project or Project LLC prior to the Closing Date and a lien is filed against the Project as a result of furnishing such materials and/or labor, Sellers will immediately pay the said claim or bond over such claim and discharge the lien.

         (j) To Sellers' best knowledge, all utility services, including water, sanitary sewer, gas, electric, telephone and cable television facilities, are available to the Project and each Developed Site (and will be available to the Unbuilt Sites when completed) in sufficient quantities to adequately service the Project at full occupancy (including Unbuilt Sites, once completed); and to the Sellers' best knowledge, there are no existing, pending or threatened plans, proposals or conditions which could cause the curtailment of any such utility service.

         (k) Except as disclosed in Exhibit "N" attached hereto, to the Sellers' and Project LLC's knowledge: (i) other than the roads to be reconstructed as set forth in Section 3, there are no existing material maintenance problems with respect to mechanical, electrical, plumbing, utility and other systems necessary for the operation of the Project; (ii) all such systems are in good working condition and are suitable for the operation of the Project; and (iii) there are no material structural or physical defects in and to the Project.

         (l) Attached hereto as Exhibit "O" is a true and complete list of all persons employed by the Project LLC or the manager of the Project in connection with the operation and maintenance of the Project as of the date hereof, including name, job description, term of employment, average hours worked per week, current pay rate, description of all benefits provided such employees and the annual cost thereof. All such employees are terminable at will. To Sellers' best knowledge, Project LLC is and has been in compliance with all laws and regulations governing wages and hours of employees. All accrued obligations relating to employees as of the Closing, whether arising by operation of law, under contract, by past service, or otherwise, shall be paid or provided for by Project LLC on or before the Closing Date. Investment LLC has no employees.

         (m) The Project includes the improvements, amenities and recreational facilities listed in Exhibit "Q" attached hereto and made a part hereof. As of the date hereof, 363 Developed Sites within the Project are occupied. Except as set forth in Exhibit "Q", all unoccupied Developed Sites which exist at the date of Closing, if any, will be in leaseable condition without it being necessary to make any further improvements to permit a tenant to take possession of, and install a manufactured home on, such home site in accordance with Project LLC's standard form lease and the rules and regulations applicable to the Project.

         (n) To Sellers' best knowledge, Project LLC has, and Exhibit "R" attached hereto contains a complete and accurate list of, and copies of, all licenses, certificates, permits and authorizations from any governmental authority of which Sellers are aware which are required to develop, operate, use and maintain the Project as a manufactured home park; and all such licenses, certificates, permits and authorizations have been issued and are in full force and effect and on the Closing Date shall remain in full force and effect notwithstanding the transfer of the Interests.

         (o) Exhibit "D" attached hereto contains a true and complete list of all Personal Property used in the operation of the Project and owned by Project LLC as of the date hereof; and the Sellers will not permit Project LLC to sell, transfer, remove or dispose of any item of Personal Property listed on Exhibit D from the Project on or prior to the Closing Date, unless such item is replaced with a similar item of no lesser quality or value. Project LLC owns all of its real and personal property free and clear of all liens and encumbrances other than the Removable Liens, the Removable Security Interests, and the Permitted Exceptions, and, except for replacement in the ordinary course of business, will not distribute, sell, convey, assign or dispose of any of its property. Project LLC does not own any manufactured or mobile homes, and does not provide the project manager with a manufactured or mobile home at the Project.

         (p) Sellers have not discharged, released, generated, treated, stored, disposed of or deposited in, on or under the Project, and to the best of the Sellers' knowledge, the Project is free of and does not contain, any "toxic or hazardous substance", asbestos, urea formaldehyde insulation, PCBs, radioactive material, flammable explosives, underground storage tanks, or any other hazardous or contaminated substance (collectively, the "Hazardous Materials") prohibited, limited or regulated under the Comprehensive Environmental Response Compensation and Liability Act, the Resource Conservation and Recovery Act, the Hazardous Materials Transportation Act, the Toxic Substance Control Act, the Federal Insecticide, Fungicide and Rodenticide Act, or under any other applicable federal, state or local statutes, regulations or ordinances (collectively the "Environmental Laws"). The Sellers have no knowledge of any suit, action or other legal proceeding arising out of or related to any Environmental Laws with respect to the Project which is pending or threatened before any court, agency or government authority, and neither Sellers nor Project LLC has received any notice that the Project is in violation of the Environmental Laws.

         (q) Attached hereto as Exhibit "S" are the operating statements for the Project for the periods ending December 31, 1994, December 31, 1995, and December 31, 1996, and profit and loss statements for the Project for the 12-month periods ending December 31,

    1994, December 31, 1995, and December 31, 1996 and the eight (8) month period ending August 31, 1997, and the current balance sheet of Project LLC (collectively, the "Project Financial Statements"). To Sellers' best knowledge, the Project Financial Statements are true, correct and complete in all material respects, present fairly and accurately the financial position of Project LLC and the operation of the Project as at such dates and the results of its operations and earnings for the periods indicated thereon, and have been prepared in accordance with generally accepted accounting principals consistently applied throughout the periods indicated.

         (r) To Sellers' best knowledge, Project LLC and Investment LLC are duly organized and validly existing as limited liability companies under the laws of the State of Michigan and are duly qualified to do business in and in good standing under the laws of the State of Michigan and both Project LLC and Investment LLC have full power and authority to own, lease and operate their respective properties and assets, including, without limitation, the Project, and to carry on their business as presently conducted. Attached as Exhibit "T" are true and complete copies of Project LLC's and Investment LLC's Operating Agreements, Articles of Organization, and a schedule of minutes of meetings and consent resolutions and any additional documents, relating to Project LLC's and Investment LLC's existence and the Seller's rights and obligations with respect to the Interests, and all amendments to any of the foregoing (collectively, the "Organizational Documents"). As of the date hereof, the Organizational Documents are in full force and effect and only are amended or modified as reflected therein, and from the date hereof to the Closing Date, the Organizational Documents will not be modified or amended without the consent of Purchaser.

         (s) The Sellers constitute all of the members of Investment LLC as of the date hereof, and hold one hundred percent (100%) of the membership interests in Investment LLC. Each Seller holds the percentage interest in Investment LLC set forth opposite his name on Exhibit "U" attached hereto. Investment LLC constitutes the only member of Project LLC as of the date hereof, and hold one hundred percent (100%) of the membership interests in Project LLC. To Sellers' knowledge, all Interests were issued without violating any state or federal laws applicable to the issuance of securities or otherwise, and there are no outstanding agreements, commitments, rights, options, warrants or plans of any nature whatsoever for the issuance, sale or purchase of the Interests or any other interests in Investment LLC.

         (t) This Agreement is the legal, valid and binding obligation of each of the Sellers, enforceable against each in accordance with its terms, except as enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other laws relating to or affecting enforcement of creditors' rights generally or by general equity principles. The Sellers are the legal and beneficial owners of the Interests and Investment LLC is the legal and beneficial owner of all ownership interests in Project LLC; such ownership consists of good, valid and indefeasible title thereto, free of all liens and encumbrances of any kind or nature whatsoever; and upon consummation of the transfer of the Interests pursuant to the terms hereof, Purchaser will acquire valid and marketable title to the Interests and, through its ownership of the Interests, to all of the ownership interests in Project LLC, free and clear of all liens and encumbrances whatsoever and will own, in the aggregate, one hundred percent (100%) of the interests in Investment LLC and Project LLC. As of the Closing, there shall not exist any condition, event or circumstance, other than Permitted Exceptions, which constitutes a defect in Project LLC's title to the Project which (i) is not insured against by the policy of title insurance issued pursuant to Section 10.1(a) and (ii) has not been disclosed in writing to Purchaser. Sellers have the power and authority to sell the Interests and perform their obligations in accordance with the terms and conditions of this Agreement, and each person who executes this Agreement and all other instruments and documents in connection herewith for or on behalf of Project LLC or Sellers, has or will have due power and authority to so act. On or before the Closing Date, the Sellers will have complied with (and have given all notices required under) the organizational documents of Investment LLC and Project LLC to effectively convey and transfer all of their respective rights, title and interest in and to the Interests to Purchaser in the condition herein required.

         (u) To Sellers' best knowledge, since December 31, 1996, there has been no material adverse change, which in the aggregate would exceed $25,000, in the financial condition, properties, assets, liabilities, operations or business of Project LLC, nor has any other event, fact, condition or claim occurred or been threatened which has or may have a Material Adverse Effect on the financial condition, properties, assets, liabilities, business, operations or prospects of Project LLC or Investment LLC. "Material Adverse Effect" means, for purposes of this Agreement, any condition, liability, expense or other matter which could result in economic loss of $25,000 or more.

         (v) Project LLC and Sellers shall continue to conduct Project LLC's business in the ordinary course and will not incur any extraordinary capital expenditures (other than in connection with the Road Reconstruction).

         (w) To Sellers' best knowledge, all federal, state and local income, excise, sales, property and other tax returns required to be filed by Project LLC and Investment LLC have been timely filed and are correct and complete in all respects. All known taxes, assessments, penalties and interest due in respect of any such tax returns or the Project and any assessments thereon have been paid in full, and there are no known pending or threatened claims, assessments, deficiencies, audits or notices with respect to any such taxes (including but not limited to the Michigan Single Business Tax for all periods to and including the Closing Date).

         (x) To Sellers' best knowledge, neither Project LLC nor Investment LLC is a party or otherwise subject, and the Project is not subject, to any judgment, order, writ, injunction or decree of any court, governmental or any administrative agency or the tribunal having jurisdiction over the Interests, Project LLC, Investment LLC or the Project. Neither Project LLC nor Investment LLC has or will have as of the Closing Date, any outstanding powers of attorney.

         (y) Except as set forth on Exhibit "V," neither Project LLC nor Investment LLC maintains, sponsors, participates in or contributes to, or in the past has maintained, sponsored, participated in or contributed to, any employee health or benefit plan (as defined in Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), any employee pension benefit plan (as defined in Section 3(2)(A) of ERISA), or any bonus, severance, deferred compensation, retirement option or any other plans or amendments providing for any benefits to employees of Project LLC or Investment LLC, and Project LLC and Investment LLC are not, and have not been a member of any controlled group of entities, a group of trades or businesses under common control, or an affiliated service group, as defined in ERISA and the Internal Revenue
    Code of 1986, as amended.

         (z) To Sellers' best knowledge, Project LLC owns the right to use the name "White Oak Estates" in connection with the operation of the Project, and Project LLC does not have any liability for infringement for its use of such name and there is not pending or threatened any challenge or claim against Project LLC for its use of the name.

         (aa) On the Closing Date Investment LLC shall have no assets other than its interest in Project LLC and shall have no liabilities other than those which are discharged by Sellers at or prior to the Closing.

         (bb) All of Project LLC's and Investment LLC's bank accounts, including the name and address of each bank and account numbers, are listed in Exhibit "W" attached hereto.

         (cc) Sellers or Project LLC have delivered or will deliver to Purchaser true, correct and complete copies of the information and material referred to Section 6.1 hereof. To Sellers' best knowledge, Project LLC, Investment LLC and Sellers have not received any written notice of any fact which would have a Material Adverse Effect on Project LLC, Investment LLC, the Interests, the Project, or the operation thereof which is not set forth in this Agreement, the Exhibits and Schedules hereto, and has not otherwise been disclosed to Purchaser in writing. Nothing contained in any representations of Sellers set forth in this Agreement, in the Exhibits prepared by Seller or its representatives attached hereto, or the information and material delivered or to be delivered to Purchaser pursuant to the terms hereof, include any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained herein or therein not misleading.

    9.2 The provisions of Section 9.1 and all representations and warranties contained therein shall be true as of the Closing Date and shall survive the closing of the transaction contemplated herein and the conveyance of the Interests to Purchaser.

    9.3 Purchaser hereby represents and warrants to Sellers as of the date hereof, and as of the Closing Date, the following with the understanding that each of the representations and warranties are material and have been relied on by Sellers in connection herewith.

         (a) Purchaser has been duly formed and is validly existing as a limited liability company, in good standing under the laws of the State of Michigan, and has, and will have at closing, the power and authority to own, lease and operate its properties and to conduct its business and to enter into and perform its obligations under this Agreement.

         (b) This Agreement has been duly authorized, executed and delivered by Purchaser and constitutes the valid and legally binding obligation of Purchaser, except as enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other laws relating to or affecting enforcement of creditors' rights generally or by general equity principles.

         (c) Neither this Agreement nor the performance of Purchaser's obligations hereunder, violates or will violate Purchaser's governing documents and agreements, or any contract, agreement or instrument to which the Purchaser is a party or bound and in any respect which prohibits or restricts such performance.

         (d) No consent, approval, authorization, order or decree of any court or governmental agency or body is required for the consummation by Purchaser of the transactions contemplated by this Agreement, except such as have been obtained or rendered, as the case may be.

         (e) Members of Purchaser are and have been engaged in the business of buying, selling and operating manufactured housing communities, and are knowledgeable and aware of the business operations of manufactured housing communities; Purchaser is entering into this Agreement without any representation, warranty or guarantee by Sellers as to the operations and profitability of the Project for any time period (i) prior to the Closing, except for those representations and warranties explicitly set forth in this Agreement, or (ii) after the Closing.

         (f) Purchaser shall execute at Closing a certificate in the form attached hereto as Exhibit 9.2(f), stating that Purchaser has requested of Sellers and Sellers have cooperated with and allowed Purchaser to (i) review all of the books and records of the Project, (ii) inspect all of the personal and real property of the Project, (iii) interview any and all persons associated with the Project as Purchaser requested, and (iv) engage engineers, accountants, attorneys and other consultants or professionals as Purchaser deemed necessary to conduct the due diligence in respect of the Project.

         (g) Purchaser has not received notice of and has no knowledge of any existing, pending or threatened litigation, or other court administrative or extrajudicial proceedings with respect to or affecting this Agreement or Purchaser's obligations under this Agreement.

         (h) Nothing contained in any representations of Purchaser set forth in this Agreement, in the Exhibits prepared by Purchaser or its representatives attached hereto, or the information and material delivered or to be delivered to Sellers pursuant to the terms hereof, include any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained herein or therein not misleading.

    9.4 The provisions of Section 9.3 and all representations and warranties contained therein shall be true as of the Closing Date and shall survive the closing of the transaction contemplated herein and the conveyance of the Interests.

    10. CONDITIONS.

    10.1 Purchaser's obligation to consummate the purchase of the Interests is expressly conditioned upon the following, each of which constitutes a condition precedent to Purchaser's obligations hereunder which, if not performed or determined to be acceptable to Purchaser on or before the Closing Date (unless a different time for performance is expressly provided herein), shall permit Purchaser, at its sole option, to declare this Agreement null and void and of no further force and effect by written notice to Sellers, whereupon the Deposit shall be returned immediately to Purchaser, and neither Sellers nor the Purchaser shall have any further obligations hereunder to the other (provided that Purchaser shall have the right to waive any one or all of said conditions).

         (a) On the Closing Date, Sellers' title to the Interests, Investment LLC's title to the ownership interests in Project LLC , and Project LLC's title to the Project shall be in the condition required herein, and the Title Company shall be in a position to issue the requisite policy of title insurance pursuant to the Commitment.

         (b) Sellers shall have complied with and performed all covenants, agreements and conditions on its part to be performed under this Agreement within the time herein provided for such performance.

         (c) Sellers' representations, warranties and agreements contained herein are and shall be true and correct as of the date hereof and as of the Closing Date in all material respects.

         (d) From and after the date hereof to the Closing Date there shall have been no change that could have a Material Adverse Effect on the Project, Project LLC, Investment LLC or the business conducted at the Project or by Project LLC or Investment LLC.

         (e) Purchaser shall have obtained, at its sole cost and expense, within thirty (30) days after the date hereof, a "Phase 1" environmental audit (the "Environmental Audit") of the Project, including the Land and Improvements, addressed to the Purchaser, conducted by an independent environmental investigation and testing firm, reflecting that the Project is free of and does not contain any Hazardous Materials in excess of amounts permitted under applicable federal, state or local laws, regulations, rules or ordinances, including, but not limited to, standards adopted by the Michigan Department of Environmental Quality for unrestricted residential use, and otherwise in form and content acceptable to Purchaser, in its sole discretion. If the Environmental Audit discloses any condition which requires further review or investigation, the Purchaser at its option may obtain a "Phase 2" environmental audit of the Project in form and content acceptable to the Purchaser, in its sole discretion, and the Closing Date shall be extended for up to sixty days to provide Purchaser with sufficient time to receive, review and approve the Phase 2 environmental audit.

         11. PERIOD FOR INVESTIGATION.

         11.1 Purchaser shall have until October 1, 1997 (the "Investigation Period") to inspect and investigate all aspects of the Project, Project LLC and Investment LLC, including, without limitation, the physical condition of the Project, all items of income and expense arising from Seller's ownership and operation of the Project, and all documents relating thereto. In the event Sellers have failed to deliver or make available to Purchaser the information and material required by Section 7.1 on the date hereof, the Investigation Period shall be extended for a period of time equal to the number of days from the required delivery date of each such item to the actual date of delivery of all such items. At any time prior to the expiration of the Investigation Period, as the same may have been extended pursuant to the provisions of this Section 11.1, and for any reason whatsoever, Purchaser may, at its option and in its sole and absolute discretion, terminate this Agreement, whereupon the deposit shall be returned to Purchaser, and Purchaser and Sellers shall have no further obligation to the other hereunder.

         11.2 Purchaser and Sellers shall use their best efforts to agree on the form and content of the Expansion Completion Agreement, Road Escrow Agreement and Letter of Credit on or before October 15, 1997. If the parties have not agreed on the form and content of such documents by such date, either party hereto may terminate this Agreement by written notice to the other party within two (2) business days of the expiration of the Investigation Period, whereupon the deposit shall be returned to Purchaser, and Purchaser and Sellers shall have no further obligation to the other hereunder.

    11.3 If Purchaser fails to notify Sellers in writing prior to the expiration of the Investigation Period, as the same may be extended, that it is terminating this Agreement as provided in Section 11.1 above (the "Termination Notice"), its right under Section 11.1 to terminate this Agreement shall expire.

    12. OPERATION OF PROJECT.

    12.1 From and after the date hereof to the Closing Date, Sellers shall cause Project LCC to: (a) continue to maintain, operate and conduct business at the Project in substantially the same manner as prior to the date hereof; (b) perform all regular and emergency maintenance and repairs with respect to the Project; (c) will maintain in effect all insurance policies now maintained in respect of the Project; (d) not sell, assign or convey any right, title or interest in any part of the Project; and (e) not change the operation or status of the Project in any manner reasonably expected to impair or diminish its value; provided, however: (i) no Tenant Lease shall be executed or extended for a term in excess of one year; (ii) no Tenant Lease shall be executed or extended at a rental rate that is less than the present rental for such space within the Project; and (iii) Sellers shall at or prior to the Closing Date furnish Purchaser with a copy of each new or renewal lease.

    12.2 Effective as of the Closing Date, Project LLC shall terminate those Project Contracts designated by Purchaser at least five (5) days prior to the Closing Date, and all payments of any nature whatsoever payable or claimed as a result of the termination of such Project Contracts and all costs associated therewith shall be paid by Project LLC prior to the Closing Date or shall become Reserved Liabilities hereunder.

    12.3 Effective as of the Closing, Project LLC shall terminate the employees of Project LLC; provided, however, that immediately following the Closing, Purchaser shall cause Project LLC to offer new employment to such employees on Purchaser's and its affiliates' standard employment at will basis, at the same hourly wage as they received prior to the Closing, and, in the case of Gale Priuer and Francis Coggins with medical insurance and other benefits available on the same basis as such benefits are provided to employees of Purchaser and its affiliates who are employed in similar positions. All compensation and payments of any nature payable or claimed as a result of the employment of the employees prior to Closing and the termination of such employees at Closing shall be paid by Project LLC prior to the Closing, or shall become Reserved Liabilities hereunder.

    13. DESTRUCTION OF PROJECT.

    13.1 In the event any part of the Project shall be damaged or destroyed prior to the Closing Date, Sellers shall notify Purchaser thereof, which notice shall include a description of the damage and all pertinent insurance information. If the use or occupancy of the Project is materially affected by such damage or destruction or the cost to repair such damage or destruction exceeds Fifty Thousand Dollars ($50,000.00), Purchaser shall have the right to terminate this Agreement by notifying Sellers within thirty (30) days following the date Purchaser receives notice of such occurrence, whereupon the Deposit shall be returned immediately to Purchaser, and Sellers and Purchaser shall not have any further obligation hereunder to the other. If Purchaser does not elect to terminate this Agreement, or shall fail to notify Sellers within the said thirty (30) day period, on the Closing Date Sellers shall assign to Purchaser all of Sellers' right, title and interest in and to the proceeds of the fire and extended coverage insurance presently carried by or payable to Sellers.

    14. CONDEMNATION.

    14.1 If, prior to the Closing Date, either Sellers or Purchaser receives or obtains notice that any governmental authority having jurisdiction intends to commence or has commenced proceedings for the taking of any portion of the Project by the exercise of any power of condemnation or eminent domain, or notice of any such taking is recorded among the public records of the State of Michigan or Genesee County, Purchaser shall have the option to terminate this Agreement by notifying Sellers within thirty (30) days following Purchaser's receipt of such notice, in which event the Deposit shall be returned immediately to Purchaser, and Sellers and Purchaser shall not have any other or further liability or responsibility hereunder to the other. If Purchaser does not elect to terminate this Agreement or shall fail to notify Sellers within the thirty
(30) day period, Purchaser shall close the transaction as if no such notice had been received, obtained or recorded or proceedings commenced, and in such event, any proceeds or awards made in connection with such taking shall be the sole property of the Purchaser.

    15. DEFAULT BY SELLERS OR PURCHASER.

    15.1 In the event Sellers shall fail to perform any of their obligations hereunder, Purchaser may, at Purchaser's option and in addition to all other rights available at law or in equity: (i) terminate this Agreement by written notice delivered to Sellers at or prior to the Closing Date and receive a full refund of the Deposit; (ii) obtain specific performance of the terms and conditions hereof; or (iii) waive Seller's default and proceed to consummate the transactions with Sellers.

    15.2 In the event Purchaser does not elect to terminate this Agreement as permitted herein and the conditions precedent to Purchaser's obligation to purchase the Interests have been satisfied or waived by Purchaser, and thereafter Purchaser fails to purchase the Interests on the Closing Date in accordance with the terms of this Agreement, Sellers may, at their option, (i) terminate this Agreement and have delivered to Seller, as liquidated damages, the Deposit, and Purchaser shall have no further or other liability hereunder or
(ii) obtain specific performance of the terms and conditions hereof. Sellers and Purchaser agree that in the event of a default by Purchaser under this Agreement, Seller's damages would be difficult or impossible to ascertain, and the amount of the Deposit represents a reasonable estimate of such damages.

    16. DEPOSIT.

    16.1 On the date of the complete execution of this Agreement, Purchaser shall deliver the sum of One Hundred Thousand and 00/100 ($100,000.00) Dollars (the "Deposit") to the Title Company (the "Escrow Agent"), to be held and disbursed pursuant to the terms of an Escrow Agreement in the form of Exhibit "X" attached hereto and made a part hereof, which shall be executed and delivered by the Sellers, Purchaser and Escrow Agent. All interest earned on the Deposit shall belong to Purchaser.

    17. LIABILITY AND INDEMNIFICATION.

    17.1 Purchaser does not and shall not assume any liability for any claims arising out of the occurrence of any event or the existence of any condition prior to the Closing Date with respect to the Project, and except for the liability of Project LLC in respect of the Reserved Liabilities for which cash has been reserved by Project LLC or Investment LLC on the Closing Date pursuant to Section 8 above, all accounts payable, obligations, taxes, and liabilities of Project LLC and Investment LLC, accrued or unaccrued, foreseen or unforeseen, contingent or liquidated, incurred as of the Closing Date or arising out of events or occurrences or attributable to operations arising on or prior to the Closing Date (collectively, the "Pre-Closing Liabilities") shall be the responsibility of, and shall be paid by, Sellers. .

    17.2 The Sellers, jointly and severally, agree to indemnify and hold harmless Project LLC, Investment LLC, Purchaser, and their respective successors, assigns, constituent members and partners, employees, agents and representatives from and against any and all claims, penalties, damages, liabilities, actions, causes of action, costs and expenses (including reasonable attorneys' fees and costs) arising out of, as a result of or as a consequence of: (i) the Pre-Closing Liabilities, which include, without limitation, (A) any property damage or injuries to persons, including death, caused by any occurrence at the Project or in connection with Project LLC's use, possession, operation, repair and maintenance of the Project prior to the Closing Date; (B) any liabilities of Project LLC in respect of Project Contracts not specifically assumed by Purchaser; and (C) any claims of employees of Project LLC arising in connection with their employment prior to Closing or termination of their employment at Closing; (ii) any contracts or agreements between Project LLC and any other party relating to the Road Reconstruction or development and construction of Phases 1, 2 and 3 and the Unbuilt Sites entered into before the Closing Date; (iii) the imposition of any transfer tax by any governmental authority arising directly or indirectly from the transfer of the Interests to Purchaser (including real estate transfer tax imposed in respect of the Project); (iv) any breach by Sellers of any of their representations, warranties, or obligations set forth herein or in any other document or instrument delivered by the Sellers or Project LLC in connection with the consummation of the transactions contemplated herein; (v) liability of the Project LLC or Investment LLC for federal income or Michigan Single Business Tax, and any interest or penalties in connection therewith, for the period prior to, through and including the Closing; and (vi) any liabilities of Investment LLC as of the Closing Date. The Purchaser shall have the right to offset against the Conditional Purchase Price which otherwise would have been payable to Sellers the amounts Sellers are liable for pursuant to the preceding sentence.

    17.3 From and after the Closing Date, Purchaser agrees to indemnify and hold harmless Sellers from and against any and all claims, penalties, damages, liabilities, actions, causes of action, costs and expenses (including reasonable attorneys' fees), arising out of, as a result of or as a consequence of: (i) any property damage or injuries to persons, including death, caused by the occurrence of any event or the existence of any condition at the Project or in connection with the Purchaser's use, ownership, possession, operation, repair and maintenance of the Project from and after the Closing; (ii) any breach by Purchaser of any of their representations or warranties set forth herein; (iii) any liability, cost, expense or damages of Sellers (other than liability for transfer tax (if any) in respect of the Property) arising in respect of any obligation (if any) of Purchaser or Project LLC to file any notice with respect to the transfer of the Interests with the State of Michigan, Genesee County recorder of deeds or the local assessor's office.

    18. CLOSING.

    18.1 Subject to the provisions of Sections 6.1 and 10, the closing ("Closing") of the transaction contemplated herein shall take place within thirty (30) days after the expiration of the Investigation Period (the "Closing Date"); provided, however, that if the items to be delivered to Purchaser by Sellers pursuant to Section 5, 7 and 10(e) are not delivered by the dates set forth therein, the Closing Date shall be extended for a period of time equal to the number of days from the required delivery date of each such item to the actual delivery of all such items. The Closing Date shall be mutually agreed upon by Purchaser and Sellers and shall be held at the office of Sellers' attorney or the Title Company, or on or at such other time or place as Purchaser and Sellers shall agree upon.

    18.2 At Closing:

         (a) Each Seller shall execute and deliver an Assignment of LLC Interest, transferring all of such Seller's Interest to Purchaser, free and clear of all liens and encumbrances whatsoever, in form and content acceptable to Purchaser and Sellers.

         (b) The Purchaser shall enter into an amended and restated operating agreement of Investment LLC and an amendment to and restatement of Investment LLC's Articles of Organization, providing for the withdrawal of the Sellers and the admission of Purchaser as the sole member of Investment LLC in place of the Sellers, such Investment LLC documents to be in form and content provided by Purchaser.

         (c) Sellers shall deliver to Purchaser the certificate of Reserved Liabilities contemplated by Section 8.2 hereof.

         (d) Sellers shall cause the Commitment referred to in paragraph 5.1 hereof to be recertified and updated to the Closing Date, and shall cause the policy of title insurance to be issued to Project LLC pursuant to such updated Commitment together with such endorsements thereto as Purchaser shall request, at Seller's sole cost (except for the cost of additional endorsements requested by Purchaser).

         (e) Purchaser shall deliver to Sellers the Fixed Purchase Price, adjusted as provided in this Agreement, by certified or cashier's check or wire transfer of immediately available funds to Seller's designated financial institution.

         (f) Purchaser, Sellers and Title Company shall execute and deliver the Road Escrow Agreement, and the amount set forth in Section 3.2 of the Fixed Purchase Price shall be deposited with the Title Company pursuant to the Road Escrow Agreement.

         (g) Purchaser shall deliver the letter of credit in the amount of the Conditional Purchase Price to Sellers, in form and substance acceptable to Sellers and Purchaser.

         (h) Sellers shall have delivered evidence to Purchaser that any contracts or agreements entered into by Project LLC in connection with the Roadway Reconstruction or development of Phases 1, 2 and 3 has been assumed by Sellers and that Project LLC has been released therefrom.

         (i) Sellers shall deliver to Purchaser a certificate confirming the truth and accuracy of Sellers' representations and warranties hereunder, and the Rent Roll, updated to the Closing Date, shall be certified as true and correct in all respects.

         (j) Sellers shall deliver to Project LLC originals of: (i) the Tenant Leases, including all amendments thereto and modifications thereof; (ii) all Project Contracts assigned to Purchaser; (iii) all architectural plans and specifications and other documents in

    Seller's possession pertaining to the development of the Project; and
    (iv) all collection, expense and business records and such other documentation reasonably necessary for Purchaser to continue the uninterrupted operation of the Project.

         (k) Each Seller (if any) which is a corporation, limited liability company, or partnership shall deliver to Purchaser evidence of the power and authority of such entity to enter into the transactions contemplated hereby, and authorizing and directing the execution and delivery of this Agreement and all documents and instruments to be executed and delivered by such Sellers pursuant to the terms hereof.

         (l) Sellers shall deliver to Purchaser an affidavit, in form acceptable to Purchaser, executed by the Sellers, certifying that the Sellers and all persons or entities holding an interest in the Sellers are not non-resident aliens or foreign entities, as the case may be, such that the Sellers and such interest holders are not subject to tax under the Foreign Investment and Real Property Tax Act of 1980.

         (m) Purchaser shall deliver to Sellers certificates or such other instruments reasonably necessary to evidence that the execution and delivery of this Agreement and all documents to be executed and delivered by Purchaser hereunder, have been authorized by Purchaser and that all persons or entities who have executed documents on behalf of Purchaser in connection with the transaction have due authority to act on behalf of the Purchaser.

         (n) The Sellers and Purchaser shall each deliver to the other such other documents or instruments as shall reasonably be required by such party, its counsel or the Title Company to consummate the transaction contemplated herein and/or to cause the issuance of the policy of title insurance which, in all events, shall not increase such party's liability hereunder or decrease such party's rights hereunder.

    19. COSTS.

    19.1 Purchaser and Sellers shall each be responsible for their own counsel fees and travel expenses. Sellers shall pay transfer taxes due on the conveyance of the Interests to Purchaser (including any transfer tax (if any) imposed with respect to the Project), sales taxes due on the transfer of any vehicles to Purchaser, title insurance premiums for the Purchaser's policy of title insurance, the cost of the Survey and all recording and filing fees. Escrow fees shall be borne by Purchaser.

    20. BROKERS.

    20.1 Sellers and Purchaser represent and warrant to each other that the party or parties making the representation have not dealt with any brokers or finders or created or incurred any obligation for a commission, finder's fee or similar remuneration in connection with this transaction and jointly and severally agree to indemnify, warrant and defend each other against and from all liability, loss, damages, claims or expenses, including reasonable attorney fees, arising from the breach or asserted breach of such representation. The provisions of this Section shall survive termination of this Agreement for any reason.

    21. ASSIGNMENT.

    21.1 Purchaser hereby reserves the right, on or before the Closing Date, to assign all of its right, title and interest in and to this Agreement or to transfer its interest in the Project to any other person or entity, and upon notice of such assignment to Seller, all terms and conditions hereof shall apply equally to such assignee as if the assignee was the original party hereto.

    22. CONTROLLING LAW.

    22.1 This Agreement shall be controlled, construed and enforced in accordance with the laws of the State of Michigan.

    23. ENTIRE AGREEMENT.

    23.1 This Agreement, the Escrow Agreement, and the Exhibits attached hereto constitute the entire agreement between the parties hereto with respect to the transactions herein contemplated, and supersedes all prior agreements, written or oral, between the parties relating to the subject matter hereof. Any modification or amendment to this Agreement shall be effective only if in writing and executed by each of the parties hereto.

    24. NOTICES.

    24.1 Any notice, writing, or other matter or copy of any of the foregoing (collectively, "document") to be delivered hereunder shall be deemed delivered
(i) upon hand delivery to or actual receipt by the intended recipient, or (ii) upon the occurrence of any of the following if the same occurs on a business day, or the first business day after the occurrence of any of the following if the same occurs on a day which is not a business day: (A) hand delivery to any adult residing or employed at the applicable address indicated below, (B) facsimile transmission to the address indicated below and receipt by the transmitting party of printed confirmation that the transmission was received, provided that if the transmission occurs after 4:30 P.M. E.S.T or E.D.T. (as appropriate), it shall be deemed to have occurred on the first business day thereafter, or (C) one (1) business day after the document is deposited with an overnight courier service, or three (3) days after the document is deposited in the United States mail, with postage or delivery fees prepaid and addressed as specified below, provided that the document is subsequently delivered by the postal or courier service to the required address in the ordinary course of business. A document shall be addressed as follows:

    If to Sellers:
                           c/o R.D. Lammy, II
                           G-3275 West Pasadena Avenue
                           Flint, Michigan 48504-2386
                           Fax No. ________________
                           Telephone:______________

         With a copy to:                    William Shedd/Damion Frasier
                                            Winegarden, Shedd, Haley, Lindholm &
                                            Robertson, P.L.C.
                                            501 Citizens Bank Building
                                            Flint, Michigan 48502-1983
                                            Fax No. (810) 767-8776
                                            Telephone: (810) 767-3600

         If to Purchaser:                   Mt. Morris MHC, L.L.C.
                                            c/o Parkbridge Investment Group,Inc.
                                            2328 Livernois, Suite B
                                            Troy, Michigan 48083
                                            Attn:  Steven Ureel
                                            Fax No. (810) 740-9295
                                            Telephone: (810) 680-1903

         With a contemporaneous
         required copy to:                  Arthur A. Weiss/Gail A. Anderson
                                            Jaffe, Raitt, Heuer & Weiss
                                            Professional Corporation
                                            One Woodward Avenue, Suite 2400
                                            Detroit, Michigan 48226
                                            Fax No. (313) 961-8358
                                            Telephone: (313) 961-8380

Either party hereto may change the name and address of the designee to which notice shall be sent by giving written notice of such change to the other party hereto as hereinbefore provided.

    25. ARBITRATION. All disputes between the parties arising under this Agreement shall be resolved by arbitration in Flint, Michigan, by a single arbitrator pursuant to the rules of the American Arbitration Association. The award of the arbitrator shall be final and binding upon the parties, and a judgment may be rendered thereon in any court of record.

    26. BINDING.

    26.1 The terms hereof shall be binding upon and shall inure to the benefit of the parties hereto, their successors, transferees and assigns.

    27. PARAGRAPH HEADINGS.

    27.1 The captions in this Agreement are inserted for convenience of reference and in no way define, describe or limit the scope or intent of this Agreement or any of the provisions hereof.

    28. DAYS AND DEADLINES.

    28.1 As used in this Agreement, "days" shall mean and refer to calendar days, and "business days" shall mean and refer to days which are not a Saturday, Sunday or legal banking holiday in the State of Michigan. However, if a deadline falls or notice is required on a Saturday, Sunday, or a legal banking holiday in the State of Michigan, then the deadline or notice shall be extended to the next calendar day which is not a Saturday, Sunday, or a legal banking holiday.

    29. SURVIVAL AND BENEFIT.

    29.1 Except as otherwise expressly provided herein, each agreement, representation or warranty made in this Agreement by or on behalf of either party, or in any instruments delivered pursuant hereto or in connection herewith, shall survive the Closing Date and the consummation of the transactions provided for herein.

    29.2 The covenants, agreements and undertakings of each of the parties hereto are made solely for the benefit of, and may be relied on only by, the other party hereto, their transferees and assigns, and are not made for the benefit of, nor may they be relied upon, by any other person whatsoever.

    30. COUNTERPARTS.

    30.1 This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, and all of which together shall be deemed one in the same instrument.

    IN WITNESS WHEREOF, the parties have executed this Agreement the day and year first above written.

                                      SELLERS:

IN THE PRESENCE OF:

-------------------------             ------------------------------------------
                                      R.D. LAMMY
-------------------------
                                      ------------------------------------------
                                      R.D. LAMMY, II

                                      ------------------------------------------
                                      DEBORAH L. CAMPBELL

                                      PURCHASER:

                                      MT. MORRIS MHC L.L.C.

                                      By:
-------------------------                ---------------------------------------
                                         Steven Ureel, Manager
-------------------------

                                LIST OF EXHIBITS
                                ----------------

               EXHIBIT                    DESCRIPTION
               -------                    -----------

                  A              Legal Description of Land

                  B-1            Phase 1 Land

                  B-2            Phase 2 Land

                  B-3            Phase 3 Land

                  C-1            Phase 1 Site Plan

                  C-2            Phase 2 Site Plan

                  C-3            Phase 3 Site Plan

                  C-4            Expansion Plans

                  C-5            Road Plans

                  D              Schedule of Personal Property

                  E              Road Reconstruction

                  F              Road Reconstruction Requirements

                  G              Survey Certificate

                  H              Rent Roll

                  I              Violations (Section 9.1(b))

                  J              Litigation and Condemnation Proceedings
                                 (Section 9.1(c))

                  K              Assessments and Other Charges (Section 9.1(d))

                  L              Project Contracts (Section 9.1(e))

                  M              Summary of Insurance (Section 9.1(g))

                  N              Maintenance Problems (Section 9.1(k))

                  O              List of Employees (Section 9.1(l))

                  P              List of Facilities (Section 9.1(m))

                   Q          Developed Sites Not in Leaseable Condition
                              (Section 9.1(m))

                   R          Licenses, Authorizations and Permits
                              (Section 9.1(n))

                   S          Seller's Financial Statements (Section 9.1(q))

                   T          Organizational Documents (Section 9.1(r))

                   U          Ownership Interests in Investment LLC
                              (Section 9.1(s))

                   V          ERISA Plans

                   W          Bank Accounts (Section 9.1(bb))

                   X          Form of Escrow Agreement (Deposit)

                  9.2(f)      Form of Purchaser's Certificate